EXHIBIT 10.4

                    Short-Term Incentive Plan Description


The following is a description of a the Corporation's Short-Term Incentive Plan (the "Incentive Plan") which provides for incentive bonuses to executive officers and all other officers of the Registrant and its subsidiary bank:

The Incentive Plan provides for the payment of additional cash compensation to officers based on the achievement by the Corporation of target levels of return on equity and/or the achievement of individual objectives by the Incentive Plan participants. Under the Incentive Plan, the Corporation's return on equity each year is measured against both expectations, as established by the Bank's Board of Directors at the beginning of the year, and the performance of a peer group of bank holding companies (the "Incentive Plan Peer Group") in order to provide objective links between performance and compensation. Generally, members are selected based on asset size, similarity in operating lines of business and listing on Nasdaq.

The total target payout for participants varies by level of responsibility and may range from 37% (for the Chief Executive Officer) to 5% of base salary. The portion of incentive based on the Corporation's return on equity performance also varies with level of responsibility and ranges from 100% (for the Chief Executive Officer) to as low as 30% of the incentive. The payout for the return on equity component of the incentive is determined by comparing the Corporation's return on equity for the year against a matrix of possible outcomes based on absolute return on equity and the Corporation's ranking within the Incentive Plan Peer Group. The possible outcomes range from no payout to a payout of 1.5 times the return on equity component target payout and this is applied to the return on equity incentive component for all participants. The target levels incorporated into the matrix are adjusted by the Board of Directors in connection with the establishment of the Corporation's annual business plan. In general, the target levels are adjusted to position the target payout factor at 1.0 for the return on equity component of the Incentive Plan.

The payout for the individual performance portion of the incentive is subjectively determined by each participant's supervisor. The payout of the individual performance incentive component is also adjusted by a profitability factor which is the ratio of the Corporation's net income for the year to the net income target in the business plan established at the beginning of the year. This adjustment factor may range from 80% to 120%, however, if net income for the year is less than 80% of the target, no payout will be made for the individual performance incentive component.